Exhibit 3.4

Number: BC0786966
CERTIFICATE
OF
AMALGAMATION
BUSINESS CORPORATIONS ACT
I Hereby Certify that LIONS GATE ENTERTAINMENT CORP., incorporation number BC0720538, and LIONS GATE FILMS CORP., incorporation number C0786940 were amalgamated as one company under the name LIONS GATE ENTERTAINMENT CORP. on April 1, 2007 at 12:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On April 1, 2007

RON TOWNSHEND
Registrar of Companies Province of British Columbia Canada